                                                                    Exhibit 10.2

                              COKE SALE AGREEMENT
                                    BETWEEN
                           WEIRTON STEEL CORPORATION
                                      AND
                                USX CORPORATION


                                December 9, 1996

                              COKE SALE AGREEMENT

         THIS AGREEMENT is entered into this 9th day Of December 1996, by and between USX CORPORATION, a Delaware corporation having offices at Pittsburgh, PA (hereinafter "Seller") and WEIRTON STEEL CORPORATION, a Delaware corporation located at Weirton, WV (hereinafter "Buyer").

                                  WITNESSETH:

         THAT, in consideration of the promises herein set forth and intending to be legally bound, the parties hereby agree as follows:

I. TERM

         This Agreement shall be effective January 1, 1997, and unless sooner terminated pursuant to the various provisions of this Agreement, shall continue for a period of five years through December 31, 2001. The foregoing notwithstanding, Seller agrees to provide Buyer on or before December 31, 2000, with written notification of its intention whether or not to enter into negotiations with Buyer to extend all or part of this Agreement beyond its expiration date.

II. PRODUCT

         The product to be purchased and sold hereunder shall be blast furnace coke produced at the Clairton Coke Works located in Clairton, PA ("Blast Furnace Coke").

III. QUANTITY AND SCHEDULING

         A. During the calendar year 1997, Seller shall sell and deliver to Buyer and Buyer shall purchase and accept delivery from Seller, pursuant to the terms and conditions of this Agreement, 850,000 net tons of Blast Furnace Coke (hereinafter "1997 Basic Tonnage"). During the calendar year 1997, Seller shall also sell and deliver to Buyer and Buyer shall purchase and accept delivery from Seller, pursuant to the terms and conditions of this Agreement, an additional 150,000 net tons of Blast Furnace Coke (hereinafter "1997 Additional Tonnage").


         B. During each of the calendar years 1998, 1999; 2000 and 2001 and subject to the provisions of Article III.C below, Seller shall sell and deliver to Buyer and Buyer shall purchase and accept delivery from Seller, pursuant to the terms and conditions of this Agreement, the greater of (i) 80% of Buyer's total annual requirement for Blast Furnace Coke or (ii) 850,000 net tons of Blast Furnace Coke. The tonnage of Blast Furnace Coke that Seller is obligated to sell Buyer, and that Buyer is obligated to purchase from Seller, in any year pursuant to this Article III.B is hereinafter referred to as the "Basic Tonnage" for such year.

         C. Seller acknowledges that Buyer is currently considering the use of a blast furnace pulverized coal injection system ("PCI"), the adoption of which is expected to reduce the total annual requirements of Buyer hereunder for Blast Furnace Coke. The provisions of Article III.B to the contrary notwithstanding, in the event the Buyer declares to Seller on or before October 31, 1997, the intention of Buyer to implement PCI, the quantity of Blast Furnace Coke Seller shall sell and deliver to Buyer and Buyer shall purchase and accept delivery from Seller for each of the remaining calendar years of the term of this Agreement, commencing the first full year after PCI becomes operational on Buyer's blast furnaces, shall be the lesser of Buyer's total annual requirement for Blast Furnace Coke or (ii) 850,000 net tons of Blast Furnace Coke. The tonnage of Blast Furnace Coke that Seller is obligated to sell Buyer, and that Buyer is obligated to purchase from Seller, in any year pursuant to this Article III.C is hereinafter referred to as the "PCI Adjusted Basic Tonnage" for such year.

         D. In addition to Buyer's Basic Tonnage purchases or Buyer's PCI Adjusted Basic Tonnage purchases in any year pursuant to Article III.B or
Article III.C above., Buyer shall have the option, exercisable in writing by Buyer no later than October 15 of the immediately preceding calendar year, to purchase from Seller and Seller shall be obligated to sell to Buyer, an additional amount of Blast Furnace Coke in each year of the term of this Agreement up to an amount equal to the difference, if any, between the Buyer's total annual Blast Furnace Coke requirements for such year minus the Basic Tonnage or PCI Adjusted Basic Tonnage, as the case may be. The amount of additional tonnage that is so designated by Buyer for purchase from Seller in any such year is hereinafter referred to as the "Additional Tonnage". The foregoing notwithstanding, in the event Buyer fails in any year of the term of this Agreement to timely exercise its option to purchase from Seller the Additional Tonnage, the Seller shall, except as otherwise provided in this
Article III.D., be relieved of its obligation to sell to Buyer any Additional Tonnage during the remaining term of this Agreement. Each year thereafter, Buyer may request to buy Additional Tonnage from Seller by October 15 of the immediately preceding calendar year and Seller has the right but not the obligation to supply to Buyer the Additional Tonnage. In such case Seller shall notify Buyer in writing no later than November 1 of the immediately preceding year as to whether or not Seller will sell and supply the Additional Tonnage to Buyer for such year. If Seller in any such year agrees to sell and supply the Additional Tonnage to the Buyer, then for subsequent years the option reverts to Buyer, exercisable in writing no later than October 15 of the immediately preceding calendar year, to purchase from Seller and Seller shall be obligated to sell to Buyer Additional Tonnage as described herein above.

         E. Deliveries of both the 1997 Basic Tonnage and the 1997 Additional Tonnage, and the deliveries of both the Basic Tonnage or PCI Adjusted Basic Tonnage and any Additional Tonnage in subsequent years, shall be made throughout each year in installments at as uniform a rate as practicable. During the course of each year Buyer and Seller will mutually agree with respect to any changes to delivery schedules.

IV. DELIVERY

         A. Seller shall deliver Blast Furnace Coke hereunder to Buyer F.O.B. rail car at Clairton Works, or if requested by Buyer and agreed to by Seller, deliveries may be made to Buyer F.O.B. truck or barge at Clairton Works, provided however, Seller may require Buyer to reimburse Seller for any costs incurred in loading barges, to the extent that such costs are in excess of Seller's costs for loading to rail cars.

         B. Weights used for freight billing purposes shall be the basis upon which Buyer shall pay USX for Blast Furnace Coke delivered hereunder, and unless objected to in writing by either party within 30 days after its receipt thereof, said weights shall be conclusive as to the quantities purchased hereunder, as long as the tare weight used to calculate the weight on the freight bill was established not less than two years prior to the date of the rail car loading. If a car with a tare weight more than two years old is loaded hereunder, and if Seller does not object in writing to Buyer within six
(6) months of the date of loading, then the freight bill weight shall be conclusive. If the Seller does object in writing to Buyer within six months, then the freight bill weight shall not be conclusive and the parties shall negotiate in good faith to determine the weight which shall be used for billing purposes.

         C. Seller shall freeze-condition deliveries of Blast Furnace Coke during winter months as directed by Buyer with a product acceptable to Buyer, The seasonal starting and finishing dates of such treatment will be furnished in writing each year by Buyer with reasonable prior notice to allow Seller to procure the freeze-conditioning product ahead of such date. All costs of such treatment will be invoiced once for each calendar month and reimbursed to Seller by Buyer within fifteen (15) days following presentation of invoice itemizing such charges. Seller will retain records of freeze-conditioning for ninety (90) days and make them available to Buyer for inspection and review upon request.

         D. If, for reasons other than those excused under Article IX, (Force Majeure) Buyer is unable to accept deliveries at a uniform rate or as set forth in Delivery Schedule that has been accepted by Seller, or if Buyer requests the delay of any deliveries and Seller approves, quantities whose delivery is delayed shall be delivered into a separately established stockpile at Clairton Works that will contain only Blast Furnace Coke of Buyer. The stockpile shall be appropriately marked by Seller to reflect the ownership thereof by Buyer. In the event that Buyer deems it advisable to file Uniform Commercial Code Financing Statements for informational purposes indicating the ownership interest of Buyer in the stockpiled Blast Furnace Coke, Seller shall upon request of Buyer execute such statements as are reasonably required by Buyer. Buyer shall pay Seller, for all Blast Furnace Coke delivered into such stockpile, the purchase price plus a charge of $10.00 per net ton to pay for materials handling (stocking and de- stocking) and for Buyer's in-kind reimbursement by Seller of screening losses at out turn. Title to such Blast Furnace Coke shall pass to Buyer upon delivery into stockpile; Seller shall invoice Buyer, pursuant to Article VII, (Payment) the purchase price plus the entire $10.00 stockpile charge based on the date of delivery into stockpile. Stockpiled Blast Furnace Coke shall be rescreened and loaded into railcars at the request of Buyer for shipment to Weirton. Seller shall be responsible to meet quality specifications on Blast Furnace Coke delivered to Buyer from stockpile only at the time it is delivered into stockpile, except that Seller shall retain fines from the rescreening process and reimburse Buyer a like quantity of specification Blast Furnace Coke. Weight of Blast Furnace Coke loaded from stockpile shall be adjusted to account for moisture variation between Blast Furnace Coke entering and being recovered from stockpile.

V. QUALITY

         A. Blast Furnace Coke shall conform as closely as practicable to the specifications set forth on Exhibit A, with price adjustments for deliveries that deviate as to certain standards to be paid as set forth on said Exhibit.

         B. Seller shall sample the Blast Furnace Coke produced by each production turn as per its standard practice (four belt cuts per shift), perform chemical and a physical analyses according to ASTM standards/guidelines, or other mutually agreed guidelines, such as Clairton's ISO Quality Operating Procedures, and average the analyses of said samples to determine a daily weighted average analysis that shall be deemed to be the analysis of Blast Furnace Coke loaded into railcars for Buyer's account on said day. The average analysis for the day shall be transmitted electronically to such persons or places as Buyer may from time to time direct as soon as available (usually 24 hours following loading of rail cars). Such daily analysis shall be determinative of product value for purposes of billing and payment of the purchase price and, unless objected to in writing by either party within 30 days after its receipt thereof, such daily analysis shall be conclusive for all purposes whatsoever. Buyer shall have the right but not the obligation to review at their discretion the Clairton ISO Quality Standard Operating Procedures.

         C. Seller shall retain the samples used for the proximate analyses for not less than fourteen (14) days. Each such sample shall be appropriately labeled so as to identify the loading date, sample preparation date, and turn from which the same was taken. The samples as retained by Seller shall be turned over to Buyer as and when requested,

         D. In the event Buyer adopts PCI for its blast furnaces, the parties agree to meet and in good faith agree upon fair and equitable adjustments, as appropriate, to the price adjustments and/or standards set forth on Exhibit "A" to reflect changes in Buyer's operations resulting in whole or in put from Buyer's adoption of PCI.

VI. PRICE

         Buyer shall pay Seller for each net ton (consisting of 2,000 pounds avoirdupois) of Blast Furnace Coke, delivered hereunder a price, expressed in U.S. dollars per net ton, F.O.B. railcar at Clairton Coke Works, determined as follows:

         A. The price for 1997 Basic Tonnage shall be $108.90 per net ton. The price for 1997 Additional Tonnage shall be $106.00 per net ton.

         B. The price for deliveries made during each of the years 1998, 1999, 2000 and 2001, shall be determined during the October immediately preceding the year in question by agreement of Buyer and Seller and shall be based on Market Price for Blast Furnace Coke that the parties believe will be in effect during the next calendar year. Market Price as referenced in this Agreement shall be defined and determined as follows:

            (1) Market Price is that price at which Buyer could buy and Seller could sell Blast Furnace Coke under terms and conditions substantially comparable to this Agreement. Substantially comparable terms and conditions include:

               > A term of not less than twelve (12) months.

               > A volume of not less than 100,000 tons per year.

               > Comparable Blast Furnace Coke quality specifications or price adjustments.

               > Comparable payment terms.

               > Price negotiation which has occurred within the past six (6)
                 months for sales and deliveries during the next calendar year.

         (2) The Market Price will be determined by reference to the price in transactions with terms and conditions as stated above, considering the following criteria listed without regard to any order of priority;

            a. The price Buyer does or could pay for Blast Furnace Coke from other foreign or domestic suppliers, F.O.B. Weirton, WV, less the prevailing freight rate from Clairton, PA to Weirton, WV.

            b. The price at which Seller sells Blast Furnace Coke to other buyers, F.O.B. Clairton, PA, plus the prevailing freight rate from Clairton, PA to Weirton, WV.

         (3) Specifically not included in transaction to determine Market Price are the following:

            a. Spot sales, where spot sale is defined as a short term agreement for a relatively small quantity.

            b. Distressed sale or purchase, where such distressed transaction is defined as a transaction in which the Seller of Buyer enters into the sale because of an economic or physical condition which requires the prompt sale, purchase or movement of Blast Furnace Coke.

         C. In case Buyer and Seller are unable to agree upon a price for any year as required by Article VI.B., the price shall be determined by a third party according to the procedure set forth in this Article VI.C. Either party may serve upon the other a written notice of its demand that the price determination be submitted to a third party. Within ten (10) days following service of the demand, the parties shall exchange statements of their final proposed price for the year in question together with memoranda setting forth their arguments in support of their final proposals and copies of all relevant supporting documents. Within ten (10) days following the exchange of final proposals, the parties shall agree upon a third party to make the price determination, which third party shall be familiar with Blast Furnace Coke and the basis upon which Blast
Furnace Coke is bought and sold, and shall mail to such third party a joint letter which will define the matter in dispute. The letter shall also provide directions to such third party (i) to consider only the final positions and supporting materials exchanged by the parties in considering the matter, (ii) to choose, subject to the limitation on price changes set forth in Article VI.C., the final proposed price of one of the parties as the price that will be in effect for the year in question, rather than effect a compromise, (iii) arrive at a decision based upon the definitions and pursuant to the determination criteria set forth in Article VI.B., (iv) to render a decision in writing, and (v) any other directions upon which the parties mutually agree.
The cost of the third party's services shall be divided equally between the parties. The third party's price determination shall be binding on the parties hereto, and, if necessary, judgment declaring the price may be entered thereon in any court having jurisdiction. If the parties are unable to agree upon a third party to determine a price pursuant to this Article VI.C., then each party shall submit a nominee and a statement of the nominee's qualifications to the Chief Judge of the United States District Court for the Western District of Pennsylvania, who shall decide upon one or the other of such nominees as the third party.

         D. It is the intent of the parties hereto to establish a reasonable pricing mechanism for product delivered hereunder, based on market price. The parties also

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

desire to protect themselves from the uncertainties of the coke market, and, therefore, agree to establish maximum and minimum product price parameters as follows:

            (1) Notwithstanding anything else in this Agreement to the contrary and regardless of the Market Price established pursuant to the procedures described hereinabove, the actual price for product delivered hereunder shall not exceed $119.00 per net ton for the term of this Agreement.

            (2) Notwithstanding anything else in this Agreement to the contrary and regardless of the Market Price established pursuant to the procedures described hereinabove, the actual price for product delivered hereunder shall not be less than $103.00 per net ton for the term of this Agreement but subject to the provisions of Article VIE.

            (3) Notwithstanding anything else in the Agreement to the contrary, and regardless of the Market Price established pursuant to the procedures described hereinabove, in no event shall the actual price of the Basic Tonnage or PCI Adjusted Tonnage delivered hereunder for each of the years 1998, 1999, 2000 and 2001 be increased or decreased by more than $4.00 per net ton from the price of the Basic Tonnage or PCI Adjusted Tonnage applicable to the immediately preceding year. By way of illustrations in no event shall the actual price for 1998 exceed $112.90 per net ton or be less than $104.90 per net ton. There shall be no carryover from any year to the next calendar year of any increases or decreases in the Market Price not included by reason of the operation of this Article VI.D(3) in the actual price of the product delivered hereunder in any such year.

         E. In the event Buyer declares on or before October 31, 1997, its intention not to implement PCI during the term of this Agreement, Seller shall give Buyer a prospective credit equal to the product of $1.50 per ton times the sum of (i) the Additional Tonnage plus (ii) the difference between the Basic Tonnage minus the PCI

Adjusted Basic Tonnage for all Additional Tonnage delivered hereunder. If in the event the credit lowers the price of the Additional Tonnage below the minimums stated in Article VI D 3 and Article VI.D.2, the lower price for the Additional Tonnage will prevail.

VII. PAYMENT

         Seller shall invoice Buyer for each trainload of Blast Furnace Coke delivered hereunder. During 1997 each trainload shall be assumed to be contain about 85% 1997 Basic Tonnage and 15% 1997 Additional Tonnage, and shall be invoiced accordingly. If pricing in subsequent years is different for Basic Tonnage or PCI Adjusted Basic Tonnage and any Additional Tonnage, each trainload shall be apportioned on a pro rata basis and invoiced in manner similar to that used during 1997. At the end of each contract year, the respective tonnages and invoice amounts will be reconciled with the Basic Tonnage at the contract amount. Buyer shall pay Seller the net amount invoiced within thirty (30) days following date of invoice, by check mailed to an address specified by Seller.

VIII. USE OF PRODUCT

         Buyer represents and warrants that none of the Blast Furnace Coke purchased hereunder is intended for resale.

IX. FORCE MAJEURE

         A. In the event of any delay in Seller's performance or if Buyer is unable to accept deliveries due to fire, explosion, strike or other difference with workmen, shortage of utility, facility, material or labor, delay in transportation, breakdown or accident, compliance with or other action taken to carry out the intent or purpose of any law or regulation or any cause beyond that party's reasonable control (any of which events shall be deemed to be an event of "force majeure"), the party whose performance is delayed and prevented thereby shall be excused and the term of this Agreement shall be extended for a period equal to the total length of such delays or failures to perform to permit delivery of the quantities whose delivery was delayed (hereinafter "Extended Term"); provided, however, that should any event of force majeure prevent Seller from performing its obligations under this Agreement for a period of six (6) consecutive months or longer, Buyer shall have the right, while said force majeure remains in effect, to terminate this Agreement upon written notice received by Seller. Prices in effect during the Extended Term, if any, shall be negotiated during October of 2001 pursuant to the procedure set forth in Article VI herein.

         B. The party that suffers a delay or fails to perform hereunder by virtue of an event of force majeure shall promptly notify the other party of the occurrence of such event, giving full particulars, and shall promptly notify the other party of the cessation of such event.

X. WAIVERS AND REMEDIES

         A. The failure of Buyer or Seller to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of their rights hereunder shall not be construed as a waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in full force and effect.

         B. Except as set forth in this paragraph, Buyer's sole remedies for deliveries of Blast Furnace Coke that do not meet the "maximum" or "minimum" specifications set forth on Exhibit A shall be the price adjustments provided herein or, if the Blast Furnace Coke is substantially out of compliance with said maximums or minimums on a consistent basis, Buyer may suspend deliveries and purchases hereunder until Blast Furnace Coke production substantially conforms to said maximums and minimums. In the event Seller fails within three (3) consecutive months of the suspension by Buyer of deliveries hereunder to produce Blast Furnace Coke on a consistent basis which substantially conforms to the maximums and minimums, Buyer shall have the right to terminate this Agreement upon written notice received by Seller. Should the +4" size maximum be violated by any delivery of Blast Furnace Coke hereunder, Buyer may notify Seller of its dissatisfaction with said Blast Furnace Coke prior to use thereof and prior to unloading the rail car, truck or barge, whereupon Seller shall elect whether (a) to have the Blast Furnace Coke returned to Seller at Seller's expense, reimbursing Buyer for its cost of transportation, or (b) to permit Buyer to consume the Blast Furnace Coke, reimbursing Buyer for its additional expenses incurred in handling or processing said Blast Furnace Coke.

         C. In no event shall either Buyer or Seller be liable to the other, by reason of a default in the performance of any of its obligations hereunder, for special damages of any kind or for consequential damages, in either case, relating to damage to property, personal injury, disruptions in production, lost profits or business opportunities. Specific performance shall not be sought by, or awarded to, Buyer as a remedy for any unexcused failure of Seller to deliver the quantities and quality of product specified herein.

         D. SELLER HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES, ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

XI. DEFAULT

         A. Except for default and/or termination as provided for in paragraphs IX.A., XB., and XI.B., no default by Buyer or Seller in the performance of any of its obligations hereunder which, except for this provision, would be a legal basis for rescission or termination of this Agreement by the other party, shall give or result in such right unless and until the party in default shall fail to correct the default within thirty (30) days after having received written notice of a claim of such default from the other party.

         B. In the event of default of Buyer in payment, Seller may suspend further deliveries hereunder until such default has been corrected. If such default is not corrected within thirty (30) days of Seller giving written notice of such default, then Seller may terminate this Agreement.

XII. ASSIGNMENT

         Neither Buyer nor Seller shall have the right to assign this Agreement without the prior written consent of the other, which consent shall be in the sole discretion of the party from whom it is sought, provided, however, that if and to the extent either party guarantees the performance of any affiliated entity, it may, to the extent of such guaranty, assign all or any portion of its rights, duties and obligations pursuant to this Agreement to such affiliated entity.

XIII. TERMINATION

         This Agreement shall be terminated automatically upon Buyer permanently discontinuing operation of its blast furnaces at Weirton, WV or upon Seller permanently discontinuing its coke operations at Clairton Works.

XIV. NOTICES

         Except as otherwise provided in this Agreement, all notices under this Agreement shall be in writing and shall be deemed to have been duly given if sent:

(1) by first class registered or certified mail, postage prepaid; or (2) by overnight delivery service which provides proof of delivery; or (3) by hand delivery; or (4) by telecopy with a duplicate copy sent via first class mail, postage prepaid, addressed as follows:

USX:       USX Corporation
           600 Grant Street
           Pittsburgh, PA 15219-4776
           ATTN: Director - Raw Materials
                            Planning, Procurement, Distribution &
                            Sales
           Phone:           (412) 433-3620
           Fax:             (412) 433-3624

BUYER:     Weirton Steel Corporation
           400 Three Springs Drive
           Weirton, WV 26062-4989
ATTN:      Vice President - Materials Management
Phone:     (304) 797-2234
Fax:       (304) 797-2821

or to the address the intended recipient shall have most recently specified for such purpose in writing delivered to the other party.

XV. CHOICE OF LAW

         This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles therein pertaining to the conflicts of law.

XVI. FINAL AGREEMENT

         This Agreement constitutes the final and complete agreement between the parties with respect to the subject matter hereof, and all other prior documents negotiations, agreements, and communications between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by a written agreement executed by authorized representatives of Buyer and Seller.

XVII. SEVERABILITY

         If any provision of this Agreement, or the application thereof to any party hereto, is held illegal, unenforceable, or otherwise invalid by government promulgation or court decree, such holding shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provision, provided that the parties shall promptly negotiate in good faith as to adjustments in this Agreement as may be necessary to eliminate any inequity created by the provision being declared invalid.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized corporate officers.

WEIRTON STEEL CORPORATION

By:
   ------------------------
Vice President - Materials
Management

USX CORPORATION

By:
  --------------------------
Director-Raw Materials Planning,
Procurement, Distribution & Sales
U.S. Steel Group

                                   EXHIBIT A

                             QUALITY SPECIFICATIONS

                                      FOR

                           WEIRTON STEEL CORPORATION

Parameter              Typical          Daily          Penalty        Rejection            Penalty             Frequency
                                       Standard      Range/Limit
                                      Deviation
--------------------------------------------------------------------------------------------------------------------------
Stability, %             60.0          1.55         57.0 - 55.0         < 55.0           $ 0.60 per point         Each lot
                                                                                         per ton. pro rata
--------------------------------------------------------------------------------------------------------------------------
Hardness, %              70.0          1.15             n/a               n/a                    n/a                  "
--------------------------------------------------------------------------------------------------------------------------
Moisture, %              2.50          2.00           6.5 - 8.0           >8.0            $1.23 per 1.0%              "
                                                                                          point pro rata
--------------------------------------------------------------------------------------------------------------------------
Ash, %                    8.4          0.20           9.0 - 9.6           >9.6           $2.90 Per 1.0 %              "
                                                                                         point per ton pro
                                                                                         rata
--------------------------------------------------------------------------------------------------------------------------
Sulfur, %                0.76          0.03         0.85 - 0.95          >0.95           $1.30 per 0.1%               "
                                                                                         point per ton pro
                                                                                         rata
--------------------------------------------------------------------------------------------------------------------------
Volatile Matter, %       0.65          0.12             n/a              >1.00                                        "
--------------------------------------------------------------------------------------------------------------------------
Fixed Carbon, %       By diff                           N/A               N/A                                         "
--------------------------------------------------------------------------------------------------------------------------
CSR                        59
--------------------------------------------------------------------------------------------------------------------------
CRI
--------------------------------------------------------------------------------------------------------------------------
Ash chemistry
--------------------------------------------------------------------------------------------------------------------------
Phosphorous, % P in     0.010                                                                                     Monthly
coke
--------------------------------------------------------------------------------------------------------------------------
Alkali, % Na20 + %      0.209                                                                                     Monthly
K2O, in the ash
--------------------------------------------------------------------------------------------------------------------------
Size, %                                                                                                           Each lot
--------------------------------------------------------------------------------------------------------------------------
+4inch                       0                                            >7.4                                        "
--------------------------------------------------------------------------------------------------------------------------
+3 inch cumulative        11.0                                                                                        "
--------------------------------------------------------------------------------------------------------------------------
+2 inch cumulative        55.0                                                                                        "
--------------------------------------------------------------------------------------------------------------------------
+1 inch cumulative        95.0                                                                                        "
--------------------------------------------------------------------------------------------------------------------------
Minus 3/4 inch            2.50                       5.0 - 10.0          >10.0           Adjust invoice               "
--------------------------------------------------------------------------------------------------------------------------
Mean size                                                                                                         Each lot
--------------------------------------------------------------------------------------------------------------------------